Exhibit 99.1

KULR and Worksport Forge Strategic Partnership to Advance Battery Technology and U.S. Manufacturing

HOUSTON / GLOBENEWSWIRE / February 13, 2025 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leader in advanced energy management platforms, and Worksport Ltd. (Nasdaq: WKSP), a pioneer in solar-integrated tonneau covers and portable energy storage, have announced a strategic partnership focused on advancing battery technology and strengthening domestic manufacturing. The collaboration centers on three key areas: joint battery pack development, thermal runaway protection, and AI-integrated battery management system (BMS) software design.

Key Areas of Collaboration

•	Joint Battery Pack Development: KULR and Worksport will work together on the development of Worksport’s COR Battery Pack System. This initiative will focus on optimizing BMS requirements, refining cell configurations, and improving overall system performance, safety, and reliability.
•	Software (BMS + AI Integration): Both companies aim to incorporate AI-driven software into the BMS, enabling real-time monitoring, predictive maintenance, and advanced data analytics. These advancements will optimize power distribution, extend battery lifespan, and reinforce safety measures.
•	Thermal Runaway Protection: The partnership will look to integrate KULR’s patented thermal runaway protection technology into Worksport’s battery systems. This enhancement is expected to significantly improve battery safety and longevity by mitigating thermal runaway risks.

KULR will utilize its KULR ONE Design Solutions (K1-DS) to evaluate the performance, cost efficiency, and scalability of integrated battery solutions for the Worksport COR system. With the first generation of Worksport SOLIS and COR set for release in the second half of 2025, these studies will guide future development and innovation. The K1-DS platform includes advanced battery safety testing methodologies such as Fractional Thermal Runaway Calorimetry (FTRC), bomb calorimetry, and impingement zone mapping, ensuring thorough cell-level characterization and safety optimization.

Market Growth and Business Impact

As demand for U.S.-based production increases—fueled by the Trump administration’s emphasis on tariffs—KULR and Worksport are exploring domestic manufacturing options for the COR Battery Pack and related products. This strategic move aligns with growing market preferences for American-made energy solutions and positions both companies for long-term scalability and expansion.

After expanding U.S. production in 2024, Worksport’s revenue surged more than 450% from 2023 to 2024, surpassing a monthly run rate of $1 million. Projections indicate the company could reach nine figure revenues within the next two to three years. This collaboration with KULR should advance Worksport’s goal of transforming the $20 billion-plus portable energy market through innovation and scalable manufacturing.

Through the integration of its advanced thermal management technology and AI-powered BMS into Worksport’s products, KULR expects to open new revenue streams and establish a significant presence in the portable energy storage sector. The portable energy system market is projected to reach between $21.95 billion and $24.8 billion by 2032, per a Q4 2024 report by Astute Analytica, with an anticipated CAGR of 16% to over 24%. Battery solutions under 3000 kWh, such as the COR, are key drivers of this growth, particularly as off-grid and backup power needs continue to expand.

About KULR Technology Group Inc.
KULR Technology Group Inc. (NYSE American: KULR) delivers cutting edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s holistic offering allows delivery of commercial-off-the-shelf and custom next generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. On December 4, 2024, KULR announced that its Board of Directors has agreed to include bitcoin as a primary asset in its treasury program and committed to allocating up to 90% of its surplus cash to the acquisition of bitcoin. For more information, please visit www.kulrtechnology.com.

About Worksport Ltd.

Worksport Ltd. (Nasdaq: WKSP), through its subsidiaries, designs, develops, manufactures, and owns the intellectual property on a variety of tonneau covers, solar integrations, portable power systems, and clean heating & cooling solutions. Worksport has an active partnership with Hyundai for the SOLIS Solar cover. Additionally, Worksport’s hard-folding cover, designed and manufactured in-house, is compatible with all major truck models and is gaining traction with newer truck makers including the electric vehicle (EV) sector. Worksport seeks to capitalize on the growing shift of consumer mindsets towards clean energy integrations with its proprietary solar solutions, mobile energy storage systems (ESS), and Cold-Climate Heat Pump (CCHP) technology. For more information, please visit investors.worksport.com.

Safe Harbor Statement

This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on April 12, 2024, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

KULR Investor Relations:

KULR Technology Group, Inc.

Phone: 858-866-8478 x 847

Email: ir@kulrtechnology.com

Website: www.kulrtechnology.com

WKSP Investor Relations:

Worksport Ltd.

Phone: 888-554-8789 x 128

Email: investors@worksport.com

Website: investors.worksport.com